Filed Pursuant to Rule 433
Registration No. 333-269983
September 2, 2025
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated September 2, 2025)

Issuer:	Alabama Power Company
Security:	Series 2025C 4.30% Senior Notes due March 15, 2031
Expected Ratings:*	A1(Stable)/A(Stable)/A+(Stable) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$500,000,000
Initial Public Offering Price:	99.789%
Maturity Date:	March 15, 2031
Benchmark Treasury:	3.625% due August 31, 2030
Benchmark Treasury Yield:	3.743%
Spread to Treasury:	+60 basis points
Re-offer Yield:	4.343%
Optional Redemption:
Make-Whole Call:	Prior to January 15, 2031 at T+10 basis points
Par Call:	On or after January 15, 2031 at 100%
Coupon:	4.30%
Interest Payment Dates:	March 15 and September 15 of each year, beginning March 15, 2026
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	010392 GE2/US010392GE29
Trade Date:	September 2, 2025
Expected Settlement Date:	September 5, 2025 (T+3)
Joint Book-Running Managers:	PNC Capital Markets LLC Scotia Capital (USA) Inc. Truist Securities, Inc.
Co-Managers:	BBVA Securities Inc.
CIBC World Markets Corp.
Regions Securities LLC
FHN Financial Securities Corp.
Park Place Capital Securities Corp.
PNFP Capital Markets, Inc.
C.L. King & Associates, Inc.
R. Seelaus & Co., LLC
Security Capital Brokerage, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 1-205-257-2619, PNC Capital Markets LLC toll free at 1-855-881-0697, Scotia Capital (USA) Inc. toll free at 1-800-372-3930 or Truist Securities, Inc. toll free at 1-800-685-4786.